UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                             Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust

(Name of registrant as specified in its charter)

Payment of the filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

April 23, 2019            Page 1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE	kliekefett@sidley.com +1 212 839 8744

April 23, 2019

Eric Oliver

SoftVest L.P.

400 Pine Street, Suite 1010

Abilene, Texas 79601

Murray Stahl

Horizon Kinetics LLC

470 Park Avenue South

New York, NY 10016

Allan Tessler

ART-FGT Family Partners

2500 Moose-Wilson Road

Wilson, Wyoming 83104

Re:	Demand to Inspect Books and Records of Texas Pacific Land Trust

Dear Mr. Oliver, Mr. Stahl and Mr. Tessler:

On behalf of our client, Texas Pacific Land Trust (the “Trust”), I am writing in response to your letter to the Trustees dated April 22, 2019. Please allow us to take this opportunity to again explain our underlying concerns with providing the NOBO list, as your letter takes liberty with the facts.

As our previous letter stated, “the Trust is willing to provide such materials, provided that the Trust has the legal authority to share such information” (emphasis added). In an effort to save the Trust from additional expenses, we requested in our prior letter that you provide the legal basis your counsel relied on to determine that the Trust was permitted (not “mandated” as claimed) to disclose the private contact information of thousands of shareholders without their consent.

We would expect you to understand that the Trust has a responsibility to protect the privacy of its shareholders before disclosing their personal holdings and contact information. In fact, several shareholders have asked us not to provide their private contact information to you.

April 23, 2019            Page 2

While you failed to provide us with the legal authority we requested, your latest letter claimed that “there is no legal impediment in providing to Mr. Oliver a NOBO list.” Again, we respectfully request your legal analysis underlying the foregoing statement. Alternatively, we would be comfortable providing the NOBO list and related materials to you if, in addition to a customary confidentiality agreement, you provide the Trust and its shareholders with an indemnity against claims that the sharing of these materials with you was not legally permissible. If this is acceptable to you, we can work together with your counsel to prepare the documentation.

In closing, we note that you have excellent outside legal counsel, who should be fully able to provide the legal authority – if there is any – we have requested. Rather than do so, you have instead spent a full week preparing a press release regarding this issue, which you filed as “proxy solicitation materials” with the SEC. This suggests that you are more interested in manufacturing a controversy than working with us in good faith to identify a legally permissible manner to share the requested materials with you.

Please advise if you are willing to work constructively with us on this. We hope you can appreciate our primary goal of protecting the privacy and interests of all TPL shareholders.

Very truly yours,

/s/ Kai Haakon E. Liekefett
Kai Haakon E. Liekefett